Exhibit (a)(5)(D)

BioSpecifics Announces Completion of Acquisition by Endo Pharmaceuticals

WILMINGTON, DE – December 2, 2020 – BioSpecifics Technologies Corp. (NASDAQ: BSTC) (the “Company” or “BioSpecifics”), a biopharmaceutical company that originated and continues to develop collagenase-based therapies with a first-in-class collagenase-based product marketed as XIAFLEX® in North America, today announced the successful completion of its acquisition by Endo International plc (“Endo”) for approximately $658.2 million in equity value.

Endo’s all-cash tender offer (the “Offer”) to acquire all of the issued and outstanding shares of BioSpecifics’ common stock at a purchase price of $88.50 per share expired one minute after 11:59 p.m., New York time, on December 1, 2020. Computershare Trust Company, N.A., the depositary and paying agent for the Offer, reported that approximately 6,159,975 shares of BioSpecifics’ common stock were validly tendered and not validly withdrawn, representing approximately 82.8% of the outstanding shares of BioSpecifics’ common stock on a fully diluted basis. All of the conditions to the Offer have been satisfied, and on December 2, 2020, Endo accepted for payment, and will as promptly as practicable pay for, all shares validly tendered and not validly withdrawn.

The acquisition was completed on December 2, 2020 through a merger of Beta Acquisition Corp., Endo’s wholly-owned indirect subsidiary, with and into BioSpecifics, with BioSpecifics continuing as the surviving entity, in accordance with Section 251(h) of the Delaware General Corporation Law without a vote of BioSpecifics’ stockholders. In connection with the merger, shares of BioSpecifics that were not tendered prior to the expiration of the Offer were converted into the right to receive consideration of $88.50 per share. As a result of the completion of the merger, BioSpecifics’ common stock will be delisted from The Nasdaq Global Market.

About BioSpecifics Technologies Corp.

BioSpecifics Technologies Corp. is a commercial-stage biopharmaceutical company. The Company discovered and developed a proprietary form of injectable collagenase (“CCH”), which is currently marketed by the Company’s partner, Endo, as XIAFLEX® in North America for the treatment of Dupuytren’s contracture and Peyronie’s disease. Endo announced that it received FDA approval of CCH for the treatment of moderate to severe cellulite in the buttocks of adult women; Qwo™ is expected to be available commercially in the U.S. starting in the first half of 2021. The CCH research and development pipeline includes several additional potential indications including adhesive capsulitis and plantar fibromatosis. For more information, please visit www.biospecifics.com.

About Endo International plc

Endo International plc (NASDAQ: ENDP) is a specialty pharmaceutical company committed to helping everyone they serve live their best life through the delivery of quality, life-enhancing therapies. Endo’s decades of proven success come from a global team of passionate employees collaborating to bring the best treatments forward. Together, Endo boldly transforms insights into treatments benefiting those who need them, when they need them. Endo has global headquarters in Dublin, Ireland and U.S. headquarters in Malvern, Pennsylvania. For more information, please visit www.endo.com.

Forward-Looking Statements

The statements included above that are not a description of historical facts are forward-looking statements. Words or phrases such as “believe,” “may,” “could,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “seek,” “plan,” “expect,” “should,” “would,” or similar expressions are intended to identify forward-looking statements. These forward-looking statements include, without limitation, statements regarding the planned completion and timing of Endo’s payment for the tendered shares, the delisting of the

Company’s common stock, the intent, belief, and current expectations of the Company and members of its senior management team and Board of Directors, potential indications, research and development plans, indications in development, and the occurrence and timing of the commercial launch of Qwo™. Risks and uncertainties that could cause results to differ from expectations include, without limitation: business effects, including the effects of industry, economic or political conditions outside of the Company’s control; transaction costs; actual or contingent liabilities; the timing of regulatory filings and action; the ability of Endo to achieve its objectives for XIAFLEX® and Qwo™; the market for XIAFLEX® in, and timing, initiation, and outcome of clinical trials for, additional indications; the potential of XIAFLEX® to be used in additional indications; Endo modifying its objectives or allocating resources other than to XIAFLEX® and Qwo™; adverse impacts on business, operating results or financial condition in the future due to pandemics, epidemics or outbreaks, such as COVID-19; and risks and uncertainties pertaining to the Company’s business, including, without limitation, the risks and uncertainties detailed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, its Quarterly Report on Form 10-Q for the period ended September 30, 2020, and its other filings with the Securities and Exchange Commission.

You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement and the Company undertakes no obligation to revise or update these statements to reflect events or circumstances after the date hereof, except as required by law.

IR Contact:

Stern Investor Relations, Inc.

Sarah McCabe

sarah.mccabe@sternir.com

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